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April 30, 2019

Dear Shareholders,

At our annual meeting last year, a shareholder resolution was passed that required us to issue a report on the Company’s activities related to gun safety measures and the mitigation of harm associated with gun products. Although votes for the resolution represented only 41% of the shares outstanding, as your Board of Directors, we took our obligation to prepare the report seriously. Over the next several months, we collaborated extensively with the management team to prepare the report and, along the way, identified three primary goals: (1) the report should fully respond to the resolution; (2) the report should be clear and easily understood; and (3) the report should be supported by empirical evidence to demonstrate the validity of our positions. On February 8, 2019, we issued a 34-page report, which is attached for your convenience. We believe the report achieves the goals noted above, and more.

Nonetheless, the Proxy Analysis & Benchmark Voting Recommendations released last week by Institutional Shareholder Services Inc. (“ISS”) concludes that the “board responded insufficiently to the shareholder proposal” and recommends that shareholders “withhold” votes from three directors. To support their recommendation, ISS asserts that: (1) the Board should have engaged the 12 activist proponents of the shareholder resolution (who collectively owned about 1,500 shares of Ruger stock, or less than 0.009% of over 17 million shares outstanding); and (2) the report “adds very little new information.” ISS is wrong on both counts.

Despite its assertion to the contrary, ISS apparently reached these conclusions without engaging the proponent group of the shareholder resolution. Rather, ISS engaged Majority Action, which is not one of the 12 proponents of the resolution and which proudly espouses an anti-gun agenda. Majority Action does not hide its activist agenda, and the organization’s only active “campaigns” (according to its website) are aimed at Ruger and Smith & Wesson, which are identified as “targets.” Thus, ISS’s reliance upon a conversation with Majority Action to obtain an “explanation of shareholder proponent position/rationale” is puzzling at best.

Underlying ISS’s rationale for its recommendation is the notion that we could not understand our obligation without engaging the proponents or other shareholders. In fact, we took many steps to understand the proponents’ views before preparing the report. Our review of the resolution, proponents’ supporting statement, proponents’ statements and our conversations with them and other shareholders at our 2018 annual meeting, proponents’ subsequent public pronouncements, letters from institutional shareholders, and the various filings by proponents related to their identical AOBC shareholder resolution provided us with a strong understanding of the information sought by the proponents.

Ultimately, the Ruger report addresses all the issues raised by the resolution, and more. For example, although the resolution does not specifically mention user-authenticated firearms, or “UAFs,” this clearly was an area of concern for shareholders. As such, the report devotes five pages of text and 28 endnotes (filling another four pages) to describing the technical challenges and market aversion to UAFs. Similarly, the proponents’ calls for “monitoring” ignore a variety of practical challenges, so we went to great lengths to explain them. We are not going to summarize the entire report here, but we encourage you to review it and draw your own conclusions regarding its responsiveness.

As you consider the report, it is important to examine not only what the shareholder resolution required, but also what it did not (and could not) require. The resolution did not require the Company to produce UAFs, nor could it. The resolution did not require the Company to undertake efforts to monitor downstream federally licensed firearms retailers’ compliance with applicable laws, nor could it. The resolution did not require the Company to change its view of the risks associated with “gun violence,” nor could it. What the resolution did require was a report explaining our view of these matters, which is what we prepared.

As we explained to ISS, an analysis of proponents’ post-report pronouncements reveals that they do not actually claim the report is non-responsive to the resolution, rather, they do not like our response. It was not our duty to tell the proponents what they wanted to hear or embrace their agenda. Rather, our duty was to provide a truthful report explaining the Company’s position and practices, and the rationale for them. That is what we did.

Note also that the resolution explicitly excludes “proprietary information.” Any new product under development would clearly be “proprietary,” so we were under no obligation to disclose that information. Shareholders who are concerned about the Company and their investment should recognize the importance of this position, which is critical to maintaining a competitive advantage and protecting shareholder value. Regardless, any criticism from ISS regarding the non-disclosure of proprietary information is at odds with the resolution itself and should be ignored.

Perhaps most perplexing is ISS’s criticism that the Ruger report “adds very little new information.” As an initial matter, the resolution did not require us to generate “new information.” Thus, whether or not ISS perceives anything as “new” is irrelevant and immaterial when determining whether or not the report is responsive. The report contains a thoughtful and comprehensive explanation of our view regarding the viability of UAFs, the desirability and feasibility of downstream monitoring of the distribution channel, and the financial and reputational risks associated with “gun violence,” all of which is new.

We were careful to cite publicly available sources to support our positions because we anticipated that anything we created internally might be criticized as self-serving. Thus, we expected that shareholders would embrace these sources and recognize the validity of our conclusions based upon them. We remain hopeful that most shareholders will adopt this view.

As our report should make clear, we work hard to comply with all applicable laws. Because we are prohibited from selectively disclosing material, non-public information, we are careful about engaging shareholders in an individual setting. However, we recognize that shareholder engagement is an important topic and of keen interest to some of you. Accordingly, we are committed to reexamining our policy and considering other options going forward. Of course, shareholders are always invited and encouraged to attend our annual meeting (scheduled this year for May 8 in New Hampshire) and join our quarterly conference calls with investors.

At this stage, however, the only inquiry should be: Did the Ruger report satisfy the Board’s obligation pursuant to the shareholder resolution? We believe the answer is an unequivocal yes, and we are not alone. Glass Lewis reviewed our report and recommended a “FOR” vote for all directors, concluding that they, “do not believe there are substantial issues for shareholder concern as to any of the nominees.” As another example, a recent article authored by Rich Duprey at The Motley Fool noted our “good-faith effort” in preparing the report, referred to the report as “comprehensive,” and noted that we had “fulfilled [our] fiduciary responsibility to [our] shareholders.” We could not agree more.

We ask that you vote “FOR” all Directors.

Sincerely,

Board of Directors

Sturm, Ruger & Company, Inc.

2

February 8, 2018

Dear RGR Stockholders:

At our 2018 Annual Meeting of Stockholders held on May 9, 2018, stockholders voted to approve a shareholder proposal which requires a report from the Board of Directors on the Company’s activities related to safety measures and mitigation of harm associated with Company products. The specific report requirements are contained in the proposal, which was included in our 2018 proxy materials. As a result of the vote, the Company was obligated to prepare a report, which is attached.

Respectfully submitted,

Board of Directors

Sturm, Ruger & Co., Inc.

/s/ C. Michael Jacobi	/s/ Christopher J. Killoy
C. Michael Jacobi	Christopher J. Killoy
Chairman of the Board of Directors	Director, President, and CEO

/s/ John A. Cosentino, Jr.	/s/ Michael O. Fifer
John A. Cosentino, Jr.	Michael O. Fifer
Director	Director

/s/ Sandra S. Froman	/s/ Amir P. Rosenthal
Sandra S. Froman	Amir P. Rosenthal
Director	Director

/s/ Terrence G. O’Connor	/s/ Ronald C. Whitaker
Terrence G. O’Connor	Ronald C. Whitaker
Director	Director

/s/ Phillip C. Widman
Phillip C. Widman
Director

RUGER®

Shareholder Report
February 8, 2019

Arms Makers For Responsible Citizens®

INTRODUCTORY STATEMENT FROM THE BOARD OF DIRECTORS

In District of Columbia v. Heller, the U.S. Supreme Court confirmed that the Second Amendment recognizes an individual right to keep and bear arms for lawful purposes. As our history reflects, we at Sturm, Ruger & Company, Inc. (“Ruger” or the “Company”) are unwavering supporters of the Second Amendment and the natural rights it recognizes. The Court in Heller also held, however, that Second Amendment rights are not unlimited, and efforts to constrain these rights are demonstrated by the patchwork of literally thousands of federal, state, and local laws regulating the design, manufacture, distribution, sale, transfer, ownership, use, storage, transportation, and modification of firearms. It is against this complicated regulatory backdrop that Ruger manufactures rugged, reliable firearms for responsible citizens.

As Directors of a public company, we partner with the management team to balance the interests of many stakeholders – shareholders, customers, employees, business partners, consumers, and society at large – all while working to ensure the long-term viability of the Company. By way of example, we have earned a well-deserved reputation for developing a broad mix of new products that engage consumers and meet their individual needs. Our patent portfolio demonstrates our commitment to innovation in the area of firearms safety. As “Arms Makers for Responsible Citizens,” promoting the safe and responsible ownership and use of firearms has been a hallmark of the Company since its inception. Our support for industry initiatives is designed to promote firearms safety, educate a new generation of shooters, preserve our hunting heritage, and encourage compliance with existing laws.

We recognize that the goals and interests of stakeholders can conflict, making reconciliation difficult or impossible. It is important to note, however, that most stakeholders freely choose to associate with us. Employees are free to work at Ruger, or not. Investors are free to own our shares, or not. Consumers are free to purchase our products, those of our competitors, or none at all. Thus, most stakeholders, and investors in particular, are free to evaluate these conflicts and our handling of them, and decide whether to continue their association with the Company.

Consistent with our fiduciary duty to shareholders, we work hard to maximize the economic value of the corporation for their benefit. The Company belongs to the shareholders, who have the power to steer the Company through the election of directors. Shareholders also can provide direction through the approval of shareholder proposals. The investment required to submit such a proposal is relatively modest, which can enable activists to use the proxy process to further an agenda that is potentially harmful to the interests of shareholders. Nonetheless, shareholders are free to vote for or against any proposal, and the report that follows was mandated by a majority of shares voted at our 2018 annual meeting. As your review of the pages that follow will confirm, we have taken our legal obligation to prepare this report very seriously.

The criminal misuse of firearms is a complex societal issue, resistant to solution through more laws or new technologies. We respectfully disagree with those who seek to blame firearms themselves – and by extension firearms manufacturers – for the violent actions of criminals. We believe that most Americans cherish their Second Amendment rights and desire better efforts to control criminal violence, not more laws that abridge the rights of law-abiding gun owners. Similarly, we do not believe that consumers are interested in buying expensive, technology-laden firearms with questionable durability and reliability.

The long-term viability of Ruger and its attractiveness as an investment to shareholders depends most critically on listening to and serving the interests of consumers. One need not delve very deeply into the history of our industry to find examples of companies that opted for a politically expedient course of action, only to discover that they so offended their core customers that they were barely able to survive. At Ruger, we strive to learn from the mistakes of others rather than condemn ourselves, and therefore our shareholders, to repeat them.

BOARD OF DIRECTORS

STURM, RUGER & CO., INC.

THE COMPANY’S HISTORY REFLECTS ITS FIRM COMMITMENT TO THE SAFE AND RESPONSIBLE USE AND OWNERSHIP OF FIREARMS.

In 1955, only a few years after the Company began operations in a small barn in Southport, Connecticut, Ruger pioneered the practice of running full-page safety messages in the most popular firearms magazines. Our first such message reminded consumers that, “with the right of owning a firearm goes the constant responsibility of handling it safely and using it wisely.” In the more than six decades that have elapsed since then, Ruger has continued this practice with the famous A Father’s Advice, The Empty Chamber, and other notable safety messages.1

These are a few samples of Ruger safety ads.

Our efforts to promote firearm safety expanded as the Company grew and now consist of a multi-faceted, multimedia campaign. Our product offerings, instruction manuals, free gun locks, instructional videos, support of industry programs, free safety retrofits and recalls, company publications, and a variety of other initiatives, collectively demonstrate our commitment to the safe and responsible use and ownership of firearms. Although firearms manufacturers have come under intense scrutiny in the wake of recent, tragic, high- profile criminal events, our shareholders should trust that Ruger remains committed to offering safe, rugged, and reliable firearms to the responsible gun owners who form the core of our consumer base. Our motto, “Arms Makers for Responsible Citizens,” is a clear statement of our corporate culture and philosophy.

Since its inception, Ruger has been at the forefront of firearms safety and innovation.

For nearly 70 years, Ruger has been innovating safety into firearms, and we have received wide recognition for our efforts.2 Ruger has obtained dozens of patents3 and incorporated a variety of safety features into our firearms, including our now-famous transfer bars. Originally designed to help prevent accidental discharge in older, Colt-style, single-action revolvers when consumers fail to follow the basic rules of gun handling safety, transfer bars have been incorporated into all Ruger single- and double-action revolvers for over 30 years. Other notable safety features that Ruger has incorporated into various firearms over the years include:

•	Loaded chamber indicators (these devices are designed to allow the user to visually and tactilely determine when the chamber of a pistol is loaded);
•	Witness holes/ports (these give the user a visual indication that a round is loaded in the chamber of a pistol);
•	Magazine disconnects (these prevent the pistol from discharging when the magazine is removed, even though the gun may still be loaded with a round in the chamber);
•	Striker blockers and firing pin blocks (these prevent the pistol from discharging without a pull of the trigger);
•	Manual safeties (tang, cross-bolt, grip, etc. are designed to help prevent users from inadvertently firing the gun);

•	Automatic safeties (used in our shotguns, these safeties automatically reengage each time the action is opened); and
•	Internal locks (these allow use of a special key to lock the firearm and prevent it from being fired).

Before any Ruger® firearm finds its way to market, it is subjected to extensive design validation and testing pursuant to applicable industry standards plus, as appropriate, state-specific testing protocols.4 Individual firearms are subject to repeated tests and gauging throughout the manufacturing process to ensure that they meet stringent Company standards. Every firearm is function tested to ensure proper operation, and all centerfire firearms are “proof tested,”5 which ensures the firearm is capable of withstanding normal operating pressures, plus a margin of safety.

As with nearly every consumer product these days, one size does not fit all. Firearm purchases in particular can be driven by deeply personal views, and a firearm that is desirable to one person may be totally unacceptable to another.6 To accommodate different consumer tastes, we offer products in a wide variety of configurations, with different safety features, magazine capacities, weights, sizes, calibers, materials, and function.7 This allows a consumer to select a firearm that best suits his or her needs and enables Ruger to enjoy broad appeal among users with varying levels of confidence and expertise, in a wide range of shooting disciplines. Ruger currently offers nearly 400 catalog SKUs across a variety of product lines.

The Ruger 77/17® bolt-action rifle and New Model Blackhawk® revolver are just a few examples of the nearly 400 SKUs Ruger offers.

Ruger’s commitment to safety is perhaps best exemplified by our long-running, free factory safety retrofit for “old model” single- action revolvers. First announced in 1981, the “old model” free safety retrofit is a program in which we install a transfer bar and related components into these older revolvers, thereby providing an additional measure of safety against accidental discharge in the event the user fails to take the basic safety precaution of leaving an empty chamber under the hammer.8 The safety retrofit program is now in its 38th year, and we continue to actively advertise it and convert “old model” single-action revolvers, free of charge.9

Occasionally, we discover a safety issue after a product has been launched. When this occurs, we circulate a safety bulletin or, if appropriate, institute a product recall. While no company likes to institute a product recall, when we do, our efforts to communicate the recall and provide seamless service to consumers are second to none in the industry.10

Cards are included with each new Ruger® firearm to inform owners of “old model” single-action revolvers of our free safety retrofit, now in its 38th year.

Over the years, the Company has issued a variety of Product Safety Bulletins and instituted voluntary product recalls. Detailed information is provided to educate consumers on the nature of the recall and how to identify which products are affected.

The internet has become the dominant force in disseminating information. In recognition of this fact, Ruger has dramatically expanded its website over the years, which now features over 400 videos, including safety videos, “Tech Tips,” and product information.11 Informational programs we have sponsored, such as the Ruger American New Shooter Academy, are available on YouTube. We also communicate safety-related information to consumers through Facebook and other social media platforms.

All Ruger® firearms are shipped with a comprehensive instruction manual to assist consumers in using, maintaining, and storing their firearms safely.

Ruger instruction manuals are included with each new firearm and are available for free download on our website.

Since 1949, Ruger has included an instruction manual with every new gun. The manuals have evolved over the years, and now include a variety of appropriate instructions to assist consumers in using, maintaining, and storing their firearm safely and responsibly. Each manual contains both general and product-specific safety warnings, as well as a complete list of the Basic Rules of Safe Firearms Handling with detailed descriptions.12 The manuals are available for free download from our website, and our customer service departments will ship replacement manuals free of charge upon request.

Many firearms, while similar in appearance, operate in very different ways and some firearms are more complicated than others. Accordingly, one of the most basic rules of gun handling safety is to understand the operational characteristics of a firearm before attempting to use it. As a reminder to consumers of this important rule, over 40 years ago Ruger began the practice of marking a message directly on the firearm to remind consumers to read the instruction manual before using the firearm. Notably, this practice has been emulated by many other manufacturers over the years.

A sample warning on a revolver barrel reminds owners to read their instruction manual, which helps ensure they understand the operating characteristics of their firearm.

Ruger has included gun locks with new firearms for decades.

Each new firearm is shipped with a lock and installation instructions to help prevent unauthorized access. This photo shows an SR22® pistol with the cable lock installed.

Preventing unauthorized access to firearms is the responsibility of the individual firearm owner. To aid consumers in securing their firearms, in 1987, long before it was required by federal law, Ruger pioneered the practice of shipping pistols with a gun lock; we subsequently expanded the practice to our entire handgun line, and then across all product lines. Ruger has been including locking devices with all new guns sold since 1998.13 Since then, we have shipped over 19 million locks.

We believe that the use of Ruger-supplied locking devices can effectively prevent unauthorized access to firearms under most circumstances. Nonetheless, locking devices are not a substitute for safe handling and proper storage. Any mechanical device can be bypassed with enough time, knowledge, determination, and equipment. It is therefore incumbent upon firearm owners to be diligent in their efforts to safely and securely store their firearms. We remind consumers on our website and in their instruction manuals that it is their responsibility to store firearms unloaded in a safe condition, with firearms, ammunition, and keys separate and secure, away from children and careless or irresponsible adults.

As the foregoing reflects, Ruger has a well-documented history of firearms safety innovation, and has long encouraged the safe and responsible use of firearms. While we recognize that the shareholder proposal also seeks information regarding “efforts underway to research and produce safer guns and gun products,” “proprietary information” is specifically excluded from the request. Clearly, any new products being developed (or considered for development) are “proprietary” and therefore fall outside the scope of this report.14

The Company supports NSSF® initiatives to promote firearm safety, proper storage, compliance with existing laws, and suicide prevention.

The National Shooting Sports Foundation (“NSSF”) is the trade association for the firearms industry with a mission “[t]o promote, protect and preserve hunting and the shooting sports.”15 Formed in 1961, NSSF has a membership of approximately 10,000 manufacturers, distributors, retailers, shooting ranges, sportsmen’s organizations, and publishers.16 Ruger has been a member of NSSF since 1969 and fully supports NSSF initiatives.

On behalf of the entire industry, NSSF has launched a series of educational programs, including hands-on partnerships with the Bureau of Alcohol, Tobacco, Firearms and Explosives (“ATF”). These initiatives are designed to encourage safe firearm handling and storage, improve background check data, reduce firearm thefts from retailers, and prevent straw purchases,17 among other things. Some of the NSSF initiatives supported by Ruger are described below.

Safe Firearms Handling and Storage Initiatives

FIREARMS SAFETY EDUCATION
FOR ALL AGES
GUN STORAGE
FOR YOUR LIFESTYLE
OWN IT?
A RANGE OF OPTIONS
PLEASE HELP PREVENT ACCIDENTS. STORE FIREARMS RESPONSIBLY.
STORE YOUR FIREARMS RESPONSIBLY
OWN IT?
RESPECT IT. SECURE IT.
OWN IT?
RESPECT IT. SECURE IT.
ProjectChildSafe.org

Ruger supports NSSF, which distributes FREE firearm safety kits like this one.

Through brochures such as Firearms Responsibility in the Home, videos like Firearms Safety Depends on You, infographics such as Safe Storage Options for Your Lifestyle, and initiatives such as Project ChildSafe® and Own It? Respect It. Secure It.®, NSSF continually reminds firearms owners that safely storing firearms is the number one way to help prevent misuse, accidents, and thefts.18

Project ChildSafe is the largest, most comprehensive firearm safety education program in the United States. Since 1999, NSSF has partnered with more than 15,000 law enforcement agencies to distribute more than 37 million free firearm safety kits to gun owners in all 50 states and five U.S. territories.19 These kits include a cable-style gun lock and a brochure that discusses safe handling and secure storage guidelines to help deter access by unauthorized individuals.

Project ChildSafe also helps raise awareness among firearms owners about the safe and responsible handling and storage of firearms.20 Combined with NSSF’s Own It? Respect It. Secure It. initiative, and built on the firearm industry’s long-standing commitment to safety, these programs provide an effective platform for the industry to promote and encourage safe firearm use and storage. Ruger proudly displays a prominent link to Project ChildSafe on its homepage at Ruger.com, and links to other NSSF safety initiatives in the “Safety” section of its website.

Improved Background Checks

NSSF’s highly effective FixNICS® initiative was launched in 2013 and is designed to encourage states to load into the FBI National Instant Criminal Background Check System (“NICS”) database records which establish that, under existing law, an individual is disqualified from possessing firearms.21 In 2012, NSSF investigated the NICS database and found that 19 states had submitted fewer than 100 disqualifying records to NICS in the fifteen years since its inception, and 12 of those states had submitted fewer than 10 such records. Between 2013 and 2017, in large part due to the efforts of NSSF, the number of disqualifying records entered into the NICS database increased by 200% to nearly 5 million, up from about 1.7 million in December 2012. The significant increase was driven by states like Pennsylvania, which has now submitted over 800,000 disqualifying records, compared to only one in 2012.22

On March 23, 2018, the Fix NICS Act became federal law. This bipartisan legislation is a testament to the industry’s commitment to affecting positive change through enforcement of existing laws.23

ATF Partnerships

NSSF has spearheaded several programs in partnership with ATF, including Don’t Lie for the Other Guy, which is designed to prevent and discourage illegal “straw purchases” of firearms. Since the program’s inception, firearms retailers throughout the United States have been trained how to better spot potential straw purchasers. As a result of this ongoing national campaign, the public has been informed of the severe consequences resulting from illegally purchasing a firearm for someone who cannot legally possess one or who does not want to have his or her name associated with the transaction. ATF has applauded the program, stating:

The Don't Lie for the Other Guy program is vital in educating firearms retailers and their employees on how to recognize and deter the illegal purchase of firearms through straw purchases. This program is an important tool for ATF as we pursue our mission of preventing terrorism, reducing violent crime, and protecting the public.24

Don't Lie
for the Other Guy
Purchase a gun for someone who can't
and buy yourself 10 years in jail.
Dontlie.org

Don’t Lie for the Other Guy is NSSF’s national campaign to prevent the illegal “straw purchase” of firearms.

Operation Secure Store® is a more recent joint program between ATF and NSSF, designed to help Federal Firearms Licensees (“FFLs”) make well-informed, security-related decisions to deter and prevent thefts. Pursuant to this program, ATF and NSSF offer seminars to help retailers learn to prevent firearms thefts, and NSSF matches ATF reward offers for information leading to the successful arrest of criminals responsible for theft from FFLs.25

Suicide Prevention

Recognizing that nearly two-thirds of all deaths from firearms in the United States are the result of suicide, NSSF has partnered with the American Foundation for Suicide Prevention (“AFSP”) to develop a “suicide prevention toolkit.” This toolkit contains suicide prevention educational materials for in- store use and distribution to customers. The toolkit also encourages gun owners to carefully secure firearms when not in use, thereby preventing unauthorized access.

This program brings AFSP community-based chapters together with NSSF- member organizations to educate the gun-owning community about suicide, warning signs, risk factors, and the importance of securely storing firearms to help prevent access in times of distress. A pilot of this program has been ongoing in four states since August 2016. Each year since the program’s inception, NSSF has invited an AFSP representative to speak with firearms retailers and the outdoor media at NSSF’s annual Shooting, Hunting, Outdoor Trade Show regarding the important topic of suicide prevention.26

As a member of NSSF for 50 years, Ruger has supported, and continues to support, these NSSF initiatives that have a meaningful impact in key areas. We share NSSF’s pride in the results that the industry has achieved collectively.

The Company makes substantial financial contributions to safety, education, and conservation via Pittman-Robertson excise tax dollars.

The firearm and ammunition industry’s substantial financial contribution for hunter safety, education, and conservation is often overlooked. Individually, Ruger has contributed hundreds of millions of dollars over the years through the Pittman-Robertson excise tax, a federal tax imposed upon the sale of firearms and ammunition. In recent years, the firearms and ammunition industry has contributed an average of $700-$800 million per year.27

Ruger’s substantial contributions via the Pittman-Robertson excise tax help fund hunter education programs.

This excise tax provides millions of dollars annually for hunter safety. In its FY 2013 Budget Justification, the U.S. Fish and Wildlife Service reported that approximately $66.5 million was available to assist states in providing hunter education, shooting and archery ranges, and young hunter programs.28 In 2011, over one million students completed hunter education programs funded by the Pittman-Robertson excise tax. The report also explains that “[s]tates’ hunter education programs have trained more than ten million students in hunter safety and had over 3.6 million students participating in live-fire exercises over a span of 42 years. This effort has resulted in a significant decline in hunting-related accidents and has increased the awareness of outdoor enthusiasts on the importance of individual stewardship and conserving America’s resources.”29 (Emphasis added.)

USER-AUTHENTICATION TECHNOLOGY HAS NOT BEEN SUCCESSFULLY INTEGRATED INTO FIREARMS AND THE COMPANY DOES NOT BELIEVE THAT THERE IS A VIABLE COMMERCIAL MARKET FOR SO-CALLED “SMART GUNS.”

Although the shareholder proposal does not specifically request information regarding user-authentication technology, sometimes referred to as “smart guns,” this appears to be a key initiative for the proponents, so we have decided to address the topic.30 To avoid any confusion, we adopt a standard definition of “user-authenticated firearm” (“UAF”) as a firearm that utilizes integrated technology to exclusively allow an authorized user (or set of users) to operate the firearm.31 We are opposed to legislative initiatives that would mandate the sale, use, or manufacture of firearms using such technology.32

Various reports propose specifications and describe challenges associated with UAF technology.

Reliable UAF technology does not exist.

Proponents of “smart guns” often ask, “If my smart phone can lock for anyone other than me, why can’t a gun?” This question reflects a misunderstanding of how a conventional firearm operates and oversimplifies a complex issue. In fact, the private sector and federal government have been struggling for over two decades to determine whether modern technology can be integrated into firearms without sacrificing the reliability and durability that owners demand from them.33 To that end, the federal government has provided private sector manufacturers over $12 million in funding for UAF development, without production of a marketable solution.34

Despite blanket assertions to the contrary,35 no proven UAF technology exists.36 Thus far, those devices advanced as “smart” have proven unreliable, easily defeated, or both.37 The difficulty of integrating technology into a firearm’s design without compromising the firearm’s core functions cannot be overstated. Generally, introducing additional complexity into a firearm’s design brings about an increased risk of malfunction. Manufacturers have faced significant engineering challenges as they seek to integrate electronics into a robust firearm design.38

Indeed, owners expect their firearms to work reliably at all times, and integration of UAF technology that undermines reliability is unacceptable. UAFs proposed to date typically rely upon battery power and electronic circuitry to activate some sort of “safety mechanism” that prevents the firearm from firing unless the user has been “authenticated.” As a baseline, UAFs must: (1) operate without any perceptible delay between authentication and use of the firearm; (2) authenticate an authorized user without false rejections; (3) reject unauthorized users without false acceptances; (4) operate in extreme temperatures, after being submerged in water, and following exposure to grit, sand, dirt, and powerful solvents; and (5) accept the technology without appreciably affecting the size of the firearm.39 Significantly, accurate authentication and immediate unlocking present competing goals.

Incorporating sensitive electronic components into firearms creates significant reliability issues. Firearms, by their very design, generate enormous forces during normal operation.40 These forces are notably absent from smart phones. All firearm components must be able to withstand repeated abuse, perhaps for decades, without failing. Advocates of UAFs who claim “the technology exists” understate the reality of the forces at work and underestimate the seriousness of the situation should a firearm fail to authenticate its user. What could be a minor annoyance to a smart phone user when their phone fails to unlock could become a dire situation for a similarly situated firearm owner seeking to defend himself or herself.41

One of the great dichotomies involved with UAF development involves the selected failure mode. UAF developers must decide how the gun should “fail” if the battery dies or the technology otherwise malfunctions. The developer is faced with a difficult decision: when the battery/technology fails, should the gun be operable or not? When outlining the baseline specifications for law enforcement’s use of “smart guns,” the Departments of Justice, Homeland Security, and Defense concluded that a “smart gun” used for law enforcement purposes should fail in an operable condition.42 This specification recognizes that a firearm that fails “safe” will leave its owner defenseless if the battery dies or the technology malfunctions, with potentially life-threatening results. In effect, this “safe” failure mode could defeat the purpose of having a firearm at all.

Adoption of a failure mode wherein the UAF fails in an operable condition would result in a firearm that is operable by any user if the technology fails, meaning that user authentication could be circumvented, and the “smart gun” rendered “dumb”, by simply removing the battery or otherwise disabling the technology. Such a failure mode effectively defeats the purpose of having a UAF, and would be unacceptable to an owner primarily concerned with preventing unauthorized access. Regardless of which failure mode is selected, the manufacturer could be subject to liability depending upon the circumstances.

Determining the length of time that the UAF remains operable following authentication presents another development challenge. If the time is too short (for example, the UAF instantly re-locks when the user is no longer authenticated), merely readjusting a hand could render the firearm inoperable at the worst possible time. If the time is too long, the firearm could be used by an unauthorized user who gains access to the firearm after authentication.43 Neither option is ideal: one could rob the user of the protection he requires from the firearm, and the other could permit unauthorized use of it.

In addition to difficult design issues affecting UAFs generally, currently available authentication technologies present their own operational challenges.44 Generally, user-authentication technology can be lumped into two, broad categories: (1) proximity devices (radio-frequency identification (“RFID”), magnetic rings, etc.); and (2) biometric readers (fingerprints, palm prints, retinal scans, etc.).

“Proximity devices” are accessories the user must wear which, when in close proximity to the firearm, allow it to operate. Devices can include rings, wrist bands, watches, and other RFID-equipped items. Traditional proximity devices do not authenticate a particular user, as anyone with or near the device immediately becomes “authorized.” Accordingly, these devices may not and, in some instances, clearly do not, meet statutory requirements.45 Similarly these devices may permit a “smart gun” to be fired by an unauthorized user in close proximity to the authorized user. Also, theft of the authorization device along with the firearm may not be any more difficult than theft of the firearm alone, which could allow the thief unfettered access to the firearm.

Law enforcement routinely wear gloves, which are incompatible with certain UAF technologies.

“Biometric readers” utilize unique features of individuals as a means of identifying authorized users. Some examples include fingerprint and palm print readers, and voice, face, and vein pattern recognition. Electronic sensors or readers are used to verify the biometric feature and compare it to those of authorized users stored in computer memory. Biometric readers incorporated into firearms face many challenges; regardless of the authenticating feature, there is always the possibility that feature will be obscured. Using fingerprint readers as one example, people wear gloves, hands get dirty or sweaty, the gun may not be grasped in a way to properly present the fingerprint, or a user may need to use a non-dominant hand. Other biometric features present similar risks.46

As the foregoing illustrates, blanket assertions about the viability of unproven “smart gun” technologies ignore real and daunting challenges. UAF advocates also routinely minimize the efficacy of a variety of widely available (and historically effective) devices which can be used to secure or disable firearms.47

We have long warned that there is no such thing as a foolproof gun, and there is no substitute for personal responsibility and common sense in the safe handling, use, and storage of firearms. The risk that UAF technology may encourage bad behavior should not be underestimated or quickly dismissed. Consumers who believe that their firearm can only be fired by them may be less diligent in using common sense to prevent access by children or unauthorized adults.

The Company does not believe that there is a viable commercial market for firearms equipped with user-authentication technology.

Like many successful manufacturers of consumer products, our understanding and recognition of what consumers want has been critical to our growth. Over the years, we have interacted with and canvassed firearms consumers to learn what is important to them when selecting a firearm. This “voice of the customer” feedback has enabled us to gain a deeper understanding of consumer demand and the market generally. One thing we know for certain is that consumers demand reliable and durable firearms. We also know from experience that firearms are price sensitive and that a firearm that sells well at a particular price point may not sell at all for $100 more.48

There is very little interest in UAFs among firearms consumers,49 and a survey conducted by NSSF confirms this view. The NSSF survey50 asked respondents about their knowledge of “smart gun” technology, explained the technology accurately, and then asked about the respondents’ willingness to purchase firearms utilizing the technology. When presented in this way, 81% of respondents indicated that they either would not purchase “smart guns” (63%) or were not very likely to do so (18%). Conversely, only 14% of respondents indicated that they would be somewhat likely (10%) or very likely (4%) to purchase such firearms.51

The NSSF survey is consistent with the National Institute of Justice’s report which stated that, “in order to gauge commercial interest, a marketing firm was hired several years ago to do research across the United States, including phone calls and consumer panels. The research found that, while the concept of a personalized firearm was well received, few people would be interested in owning a personalized firearm.”52 (Emphasis added.)

Significantly, the NSSF survey also polled respondents to determine price sensitivity for firearms equipped with user-authentication technology. Tellingly, 50% of respondents indicated they would not be willing to pay anything more for a “smart gun” than a traditional firearm. Moreover, no respondents would purchase a “smart gun” if the technology resulted in a $200 price increase and only 2% of the respondents would be willing to pay $100 more.53

Given the substantial up-front investment,54 engineering challenges, questionable reliability and durability, and lack of any viable market, calls to develop so-called “smart guns” are misplaced.55 Even if a suitable product could be developed, it likely would be cost prohibitive to the average consumer.56 As the National Academy of Engineers observed,

[i]t seems to the committee that the development of a [UAF] is, indeed, a speculative enterprise because there is no indication, or at least no way to verify, that a significant market will exist for such a gun if it is successfully developed. If the development of a [UAF] costs 5 to 10 times as much as the development of a conventional firearm, the developer must either defray those costs over a considerably larger market (which, from the point of view of the gun company, could cannibalize the conventional gun market) or charge a premium price. It is conventional wisdom that a [UAF] will not sell if its cost exceeds that of a conventional gun by more than $100 or so. Considering that the additional technology components could easily account for most of that differential, there will be little room for a profit margin.57

MONITORING CRIMINAL EVENTS INVOLVING OUR PRODUCTS IS NOT FEASIBLE AND, ASSUMING IT COULD BE ACCOMPLISHED, ANY ACTION BY MANUFACTURERS COULD IMPEDE LAW ENFORCEMENT INVESTIGATIONS.

The shareholder proposal giving rise to this report seeks “[e]vidence of monitoring of violent events associated with products produced by the Company.” In an effort to respond to the proposal in a meaningful way, we interpret the request to seek information about whether we monitor the downstream commerce of our products and, if so, how we react when we learn that one of those products has been used in a “violent event.”58 When considered in this light, the request may have a certain intuitive appeal, but in fact reflects a deep misunderstanding of our distribution model and ignores the practical obstacles of implementing such a practice. The notion that we should monitor and react also overlooks the very real possibility that such an effort would impede law enforcement investigations. As described more fully below, we believe that the best way to address “violent events” associated with the criminal misuse of firearms is through enforcement of existing laws by the law enforcement agencies and departments tasked with that responsibility.

Ruger does not have visibility through the distribution channel.

Implicit in the request that we “monitor” the downstream use of firearms we manufacture are a number of invalid assumptions, the first being that the Company has the ability to track a particular firearm beyond the initial shipment to an independent distributor. As we have disclosed in our Form 10-K filings for decades, the Company distributes its products utilizing a two-tier distribution model. The vast majority of our firearms are sold to independent, federally licensed distributors of firearms, unlike many of our competitors who sell to both distributors and retailers. While we know the distributor to whom we ship a particular firearm, we generally do not know how the distributor disposed of it.59 Similarly, we do not receive information from retailers regarding the ultimate consumer who purchases the firearm. Thus, we do not have access to the data necessary to track individual firearms through the distribution channel and “monitoring” is not possible.

Nonetheless, we expect and require that independent distributors of Ruger-branded products will comply with all applicable laws regulating the marketing, sale, and distribution of firearms. Our Sales Policy requires the independent distributors of our products to sell only to federally licensed firearms retailers having a regular place of business, with scheduled business hours, on premises where such business use is permitted by law, and where products are displayed to the shooting public. As these retailers must have an FFL themselves, they are obligated to perform all required background checks and, of course, may not sell to “prohibited persons.”60 Thus, before a new Ruger firearm can legally reach an end consumer, three federally regulated transactions are typically required.61

The Company’s access to trace information is extremely limited.

The ATF website describes tracing and explains that it is performed exclusively by the National Tracing Center.

Another assumption underlying the call for “monitoring” is that the Company necessarily is aware of each trace performed, which is not true. To understand this, it is helpful to begin with an explanation of how tracing62 is conducted.

Pursuant to the Gun Control Act of 1968, ATF is the sole agency authorized to administer firearms tracing.63 Thus, ATF plays a critical role in supporting law enforcement’s efforts to combat the criminal misuse of firearms.64 ATF responds to trace requests from both domestic and international law enforcement agencies.

In order to expedite tracing and more rapidly advance criminal investigations, ATF created the Access 2000 (“A2K”) program, which is administered by the National Tracing Center (“NTC”).65 The A2K program allows the NTC to remotely access firearm disposition information 24/7 and promptly respond to law enforcement trace requests for a majority of Ruger-manufactured firearms. To facilitate A2K, ATF has provided Ruger with a server housed at a Company facility and onto which we periodically load firearm disposition data. This data remains the property of Ruger and is not accessible by ATF unless a legitimate trace has been requested by law enforcement. If an initial trace request through A2K is non-responsive or ATF requires additional information, ATF will submit a serial number to Ruger for a re-check.66 The re-check process is manual and often involves an associate locating paper records, which are then provided to ATF.67

As one would expect, the vast majority of ATF trace requests received by the Company are conducted through A2K. The Company is not notified when the NTC conducts a trace using the A2K server. As a result, we do not have visibility to the existence of a trace, let alone the serial number being traced or circumstances necessitating the trace. Even in those instances when the Company responds to a re-check or other manual trace request, the NTC does not disclose the reason for the request or any circumstances surrounding the trace.

The mere fact that a trace occurred does not mean that the firearm was involved in a crime or establish any wrongdoing by the FFL retailer.

Yet another invalid assumption underlying the call for “monitoring” is that a trace initiated by law enforcement necessarily indicates that the firearm was involved in a crime. In fact, law enforcement agencies may request firearms traces for a variety of reasons, many of which are not related to any crime, and those reasons are not necessarily reported to ATF. To combat this misconception that “a trace equals a crime,” ATF is legally obligated to make clear that “[n]ot all firearms used in crime are traced, and not all firearms traced are used in crime.”68

Similarly, some erroneously believe that multiple traces associated with the same retailer are an indication of a potentially problematic retailer. Logically, a high-volume retailer with a long business history would have more firearms traced to it than a recently opened, small retailer in a rural area. Indeed, ATF has stated that, “[i]t is misleading to suggest that a gun dealer is corrupt because a large percentage of the guns sold in his store are subsequently used in a crime. Many other factors – including high volume of sales; the type of inventory carried and whether the gun is located in a high crime area – contribute to the percentages cited….”69 To address this, ATF is also legally obligated to note that firearms trace data does “not necessarily represent the sources or methods by which firearms in general are acquired for use in crime.”70

“Monitoring” would not be effective given the passage of time between initial transfer and trace of a firearm.

Yet another invalid assumption is that the substantial cost and effort in “monitoring” (assuming, for the sake of argument, that it were feasible) is justified because the Company would somehow glean information necessarily requiring action. Because many years typically elapse between the initial disposition of a firearm by the Company and a subsequent trace, it would be improper for the Company to infer anything simply because a firearm was traced.

ATF calculates the period of time between the first retail sale of a firearm and law enforcement recovery of that firearm during use, or suspected use, in a crime.71 This data reveals that the national average of a firearm’s so-called “time-to-crime” for traces performed in 2017 was 9.3 years.72 Thus, even if the Company were somehow able to identify the original retailer in the chain of distribution for a particular firearm, the passage of time would not allow the Company to infer anything. Clearly, a firearm could be transferred many times during a period of 9.3 years and it would be improper for the Company to impute wrongdoing simply because a retailer was involved in the initial sale. As ATF has noted, it would be wrong to assume that the dealer or first purchaser identified by a trace has committed a crime; rather, that is typically the starting point for law enforcement investigations.73

Law enforcement agencies, and not manufacturers, are in the best position to monitor criminal misuse of firearms and take appropriate action.

We do not have the ability or authority to investigate retailers. Law enforcement agencies, on the other hand, do have that ability, authority, and duty, and we remain confident that their efforts ultimately will lead to the correct result. For example, if ATF conducts an investigation and ultimately revokes the FFL of a retailer, independent distributors of Ruger products clearly cannot sell firearms to that retailer.74

Unsurprisingly, Ruger and other industry members have been told on several occasions that law enforcement does not want firearms manufacturers conducting their own investigations into illegal firearms sales or trafficking because such investigations could compromise or otherwise disrupt pending criminal investigations.75 This has been reinforced several times, including in a letter from the Chief of the NTC to NSSF, which reads, in part:

[w]hile important, the role of Federally licensed manufacturers and dealers in responding to trace requests is limited. Your understanding is correct that in the context of a trace request, ATF only requests manufacturers and dealers to provide trace information in a timely and accurate manner. ATF does not want licensees or members of the public to interfere with ongoing criminal investigations by undertaking their own criminal investigations. While the law and regulations enforced by the ATF do not prohibit licensees from undertaking any lawful follow- up action based on firearms trace information, nonetheless we urge licensees not to undertake their own criminal investigations or take any other action that might interfere with a specific ATF or other governmental investigation unless directed to do so by a law enforcement agency.

Letter from Terrence P. Austin, Chief, National Tracing Center Division, ATF to Lawrence Keane, NSSF, March 11, 2003 (Emphasis added).

Thus, due to the lack of visibility to trace information, limited usefulness of such information, and ATF’s request that we do not act upon such information, Ruger does not monitor downstream criminal misuse of its products, but instead cooperates with the agencies tasked with doing so.76

THE COMPANY CAREFULLY CONSIDERS, MONITORS, AND MITIGATES RISKS.

Ruger’s Board of Directors (“Board”) oversees the establishment and maintenance of the Company’s risk management processes. The Board takes these responsibilities seriously and receives regular updates from senior management on areas of material risk to the Company, including financial, operational, legal, regulatory, strategic, and reputational risks.

To assist the Board in fulfilling its risk oversight responsibilities, the Board has established a Risk Oversight Committee, which is comprised of four independent Directors. As described in its Charter,77 the duties and responsibilities of the Risk Oversight Committee include:

(1)	Monitoring enterprise risk;[78]
(2)	Receiving and reviewing regular reports from senior management in areas of material risk to the Company, including, for example, operational, financial, legal and regulatory, strategic, reputational, and industry-related risks. Exposure to certain risks necessarily will change over time and as circumstances evolve. As such, the Committee has broad discretion to determine appropriate areas of Committee focus;
(3)	Meeting with management and discussing the Company’s major risk exposures, including specifically, the steps management has taken (or anticipates taking) to identify, monitor, and control such exposures, including the Company’s risk assessments and risk management policies; and
(4)	Investigating any matter of interest or concern that the Committee deems appropriate.

The Risk Oversight Committee meets with management on at least a quarterly basis to discuss the various risks facing the Company and related topics. The Committee Chair then reports the discussion, findings, and action items to the full Board at the next regularly scheduled Board meeting. If necessary, a special Board meeting can be called to discuss an emergent risk. In this way, the Board is kept fully apprised of material risks facing the Company and is able to shape appropriate mitigation strategies.

The Company has a robust Corporate Compliance Program, which helps ensure legal compliance and mitigate risks.

Ruger’s goal is to create and foster a culture of compliance throughout the Company. All new associates receive corporate compliance training shortly after being hired, and periodically thereafter. To help convey the seriousness of the Corporate Compliance Program, it is spearheaded by the Company’s General Counsel, who also serves as the Corporate Compliance Officer. The legal department provides training and is involved in any investigations conducted pursuant to the program. The Corporate Compliance Officer provides a detailed report to the Board on the status of the Corporate Compliance Program at least annually, and interim reports on specific topics are provided as necessary and appropriate.

Corporate compliance training is conducted live and includes a component designed to generally educate associates on the Company’s responsibilities pursuant to ATF regulations and other laws governing the manufacture, distribution, and sale of firearms. We provide more detailed, specialized training for associates directly responsible for ATF regulatory compliance including, for example, line personnel responsible for serialization or destruction of firearms, shipping and receiving associates documenting firearms acquisitions or dispositions, and engineers developing prototypes.

We recognize the value of our multiple Federal Firearms Licenses and employ a full-time staff devoted exclusively to ATF compliance. Nonetheless, we firmly believe that all Ruger associates are responsible for ensuring compliance with ATF regulations, so we have developed production job instructions and standard work with the regulations in mind. For example, we carefully designed processes for the serialization of frames and receivers to eliminate or minimize the risk of mistakes and associated inadvertent regulatory non-compliance. These “real time” processes are an integral part of our ATF compliance program and are routinely the subject of kaizen (continuous improvement) initiatives to make them even more robust. Consistent with the plan-do- check-act cycle employed throughout our lean manufacturing operations, we conduct full-count inventories of serialized components at all Ruger production facilities several times per year. Among other things, these periodic inventories enable us to identify any potential gaps in our processes and take appropriate action to close them.

Our substantial ATF compliance efforts have yielded tangible results. Since 2010, ATF has conducted comprehensive inspections at all three of our production facilities - with zero violations.79 We are very pleased with our track record, which aptly demonstrates the quality of our ATF compliance program and commitment to manufacturing, distributing, and selling firearms in accordance with our myriad legal and regulatory obligations.

The Company discloses financial risks associated with “gun violence.”

As we disclose in our filings with the SEC, the Company faces a variety of material risks that may not be obvious to all shareholders. Among these are: (1) the risk of litigation; (2) the risk of additional regulation; and (3) fluctuations in consumer demand. The Company does not believe that “gun violence” presents any material financial risks different from those already disclosed.

As explained in our Form 10-K for the year ended December 31, 2017, the Company faces risks arising from various asserted and unasserted litigation matters. These matters include traditional product liability claims, purported class actions, and other suits generally seeking relief such as medical expense reimbursement, property damages, and punitive damages arising from accidents involving firearms or the criminal misuse of firearms. They also can include lawsuits filed on behalf of municipalities alleging harm to the general public.

Arguably, one risk that could arise from the criminal misuse of firearms is the risk that the Company will be somehow blamed for independent, criminal acts and sued as a result. Notably, the Protection of Lawful Commerce in Arms Act (“PLCAA”) offers the Company limited protection through its codification of the common law principle that a manufacturer cannot be held liable for the criminal misuse of its products.80 In the wake of the municipal litigation filed in the late 1990s and early 2000s, several states enacted similar laws.81 Regardless, we have long disclosed both the risk of litigation and risks associated with a repeal of the PLCAA.82

The firearms industry is already one of the most heavily regulated industries in the country, with literally thousands of regulations at the federal, state, and local levels. As described elsewhere in this report, Ruger works hard to fulfill its legal obligations under an increasingly complex regulatory scheme and, in that way, helps ensure that the Company does not inadvertently harm its reputation or financial health. Of course, there is always the possibility that future regulations could place additional restrictions on the manufacture, sale, use, and transfer of firearms, and thereby create additional financial risks.

As we explain in our Form 10-K, the lawful private ownership of firearms is guaranteed by the Second Amendment to the United States Constitution, and we believe that the widespread private ownership of firearms in the United States will continue. However, there can be no assurance that the regulation of firearms will not become more restrictive in the future and that any such restriction would not have a material adverse effect on the business of the Company.

The perceived “epidemic” of gun violence, which is exacerbated by misinformation disseminated by the media and opponents to the firearms industry,83 has applied pressure on federal, state, and local legislatures to further regulate the possession and sale of firearms. The risks associated with future regulation are difficult to foresee and Ruger will comply with any new regulations. Again, this is a risk that we disclose in our Form 10-K.84

We believe it is obvious that the Company faces risks associated with decreased demand for its products. Indeed, every business is susceptible to risks associated with fluctuating demand. The Company perceives several mechanisms by which this might occur, including normal market seasonality, implementation of new restrictions, media misinformation that vilifies the lawful ownership of firearms and thereby discourages purchases, and perhaps others.85

The shareholder proposal giving rise to this report seeks an “assessment of the corporate reputational and financial risks related to gun violence in the U.S.” With respect to financial risks, we believe that the criminal misuse of firearms could result in additional regulation, new litigation, or have an impact on demand. As discussed above, these risks are disclosed in our Form 10-K.

Implicit in the request that we assess reputational risks is the notion that law-abiding firearms manufacturers are responsible for “gun violence” and therefore at risk of having their reputations tarnished by the criminal misuse of their products. As an initial matter, we do not agree with this underlying premise.

As we explained in our March 12, 2018 letter to shareholders,86 our business model remains basically the same as it was when the Company was founded in 1949: we are principally engaged in the lawful design, manufacture, and sale of firearms to domestic consumers. Key stakeholders – shareholders, consumers, employees, business partners, and society at large – are well aware of the products we manufacture and understand the risks associated with investing in a firearms manufacturer. We believe that the vast majority of stakeholders do not attribute the criminal misuse of a lawfully manufactured and sold firearm to its manufacturer, any more than they believe auto manufacturers are responsible for the criminal misuse of vehicles at the hands of drunk drivers.87

It also is important to recognize that reputational risk is largely a matter of perspective. To understand this, we believe it is helpful to define “reputational risk.” Beginning first with “reputation,” a company’s overall reputation is a function of its reputation among its various stakeholders (investors, consumers, suppliers, employees, regulators, politicians, nongovernmental organizations, the communities in which the firm operates) in specific categories (financial performance, product quality, customer service, corporate governance, employee relations, intellectual capital, handling of environmental and social issues).88 The “risk” is that the company’s reputation will be tarnished with a particular stakeholder or group of stakeholders in a particular category or categories.

Significantly, stakeholders may have different perspectives, goals, and interests, and a Company action that improves its reputation with one group may seriously diminish it with another. For example, some have called upon firearms manufacturers to stop producing modern sporting rifles.89 While doing so may be viewed positively by some stakeholders, it will certainly be viewed negatively by others, including specifically the responsible gun owners who lawfully use and enjoy these rifles in a variety of shooting disciplines.90 Thus, when considering reputational risks, one must first ask, “reputation with whom?” Clearly, an action that may satisfy anti-gun activists (who are part of “society at large” and may prefer we cease doing business entirely) would be viewed negatively by responsible consumers, not to mention shareholders primarily concerned about their investment.

One of the most significant risks to the Company is the risk of ruining our reputation with loyal, law-abiding consumers. We could easily make this risk a reality by succumbing to political pressure to do what is politically expedient and taking actions or positions that are contrary to the deeply held beliefs and values of these responsible consumers.91 Political expediency flies in the face of our fiduciary duty as stewards of the Company for the benefit of shareholders. History is replete with companies that either took, or appeared to take, positions contrary to the deeply held beliefs of their core customers and suffered significant financial consequences as a result. We believe that continuing to innovate and lawfully manufacture and sell our products is the best way to serve our customers and shareholders while preserving our well-deserved reputation of the Company as “Arms Makers for Responsible Citizens.”

ENDNOTES

1 These messages and others are available in the “Ruger Safety” section of our website at ruger.com/safety.

2 For example, in October 2018, the Company was recognized for the third time as “Innovator of the Year” by the National Association of Sporting Goods Wholesalers.

3 See, e.g., U.S. Patent Nos.: 2,733,529 (Cylinder stop for a revolver); 3,577,668 (Trigger and safety assembly for firearms); 3,628,278 (Revolver cylinder crane latch mechanism); 3,738,042 (Safety device for revolvers); 3,768,190 (Loading gate arrangement for single action revolver); 4,449,312 (Mechanism adaptable for single-action revolvers); 4,569,145 (Inactivating selector arrangement for bolt-action firearms); 4,575,963 (Pistol mechanism for blocking firing pin); 4,590,697 (Ambidextrous safety mechanism); 5,651,205 (Bolt and firing pin locking system for firearm); 7,096,618 (Pistol with magazine disconnect); 7,234,261 (Pistol with lockable manual safety mechanism); 7,243,453 (Pistol with firing pin locking mechanism); 7,305,786 (Pistol with loaded chamber indicator); 7,337,571 (Slide stop latch for a firearm); 7,360,331 (Pistol with firing pin blocking magazine disconnect mechanism); 7,383,655 (Pistol with loaded chamber indicator); 7,581,345 (Method for blocking discharge of firearm); 7,774,970 (Method for indicating loaded firearm chamber); 8,033,043 (Lockable safety for striker-fired firearm); 8,438,768 (Magazine disconnect mechanism for firearm); 8,464,455 (Lockable safety for firearm); 9,194,637 (Universal magazine latch mechanism for firearms); 9,222,745 (Firing blocker mechanism for firearm); 9,383,153 (Fire control system for firearms); 9,441,897 (Safety mechanism for firearms); 9,476,660 (Firearm safety mechanism).

4 Ruger is a member of the Sporting Arms and Ammunition Manufacturers’ Institute (“SAAMI”), which promulgates voluntary industry standards. Ruger products are designed to meet or exceed SAAMI standards. Firearms may also be subjected to independent testing to confirm that they meet the requirements of California and Massachusetts, for example, if the particular product is appropriate for sale there.

5 “Proof Testing” involves firing a specially designed round through the firearm. These “proof rounds” are designed to generate pressures of approximately 1.5 times SAAMI maximum pressures, which helps to ensure that the firearm is robust enough to withstand normal operating pressures, plus a margin of safety.

6 For example, many pistol shooters do not like the magazine disconnect feature, which effectively renders the pistol inoperable if the magazine is removed, lost or damaged.

7 For example, we offer the Ruger American® Pistol in both manual safety and pro (no manual safety) models, in duty and compact sizes, and with 10- and 17- round magazine capacities. Most families of products include multiple variants of each model.

8 These pre-1973 revolvers are perfectly safe when handled in accordance with their instruction manual and recognized handling practices, which included carrying the revolver with an empty chamber aligned with the hammer.

9 Our “old model” free safety retrofit program is advertised on our website and in our annual product catalogs. Customer service and sales personnel are trained to mention the retrofit to any consumer who discloses that they have (or may have) an “old model” single-action revolver. Each new firearm ships with a prepaid business reply card explaining the retrofit and allowing the consumer to sign up for it. We make fliers available at trade shows and elsewhere that explain the program and encourage “old model” owners to have their firearms converted. Considering that more than 45 years have elapsed since we last manufactured an “old model,” and 38 years have passed since the program’s launch, we believe that our efforts speak volumes about our commitment to firearm safety.

10 A list of safety retrofits and product recalls is on our website at ruger.com/safety. In addition, we refer to these product safety messages in our annual catalog and provide fliers and tri-folds to consumers at trade shows to remind them of these important safety retrofits and product recalls.

11 To view our selection of videos, visit our website at ruger.com/videos.

12 Included among the Basic Rules of Safe Firearms Handling are: Learn the mechanical characteristics of the firearm you are using; Always keep the muzzle pointed in a safe direction; Firearms should be unloaded when not in use; Be sure of your target before you shoot; and Avoid alcoholic beverages when shooting. The Rules have been in circulation in some form or another since the early 1900s. Following these basic rules dramatically reduces the likelihood of an accidental shooting.

13 Notably, it was not until 2006 that the Federal Government required the inclusion of locking devices with the sale of firearms, and then only with new handguns. See 18 U.S.C. § 992(z) (As amended 2005, and effective on April 24, 2006, providing that it is generally unlawful for “any licensed importer, manufacturer, or dealer to sell, deliver, or transfer any handgun to any person, other than a licensee, unless the transferee (buyer) is provided with a secure gun storage or safety device for that handgun.”) Although this requirement applies only to handguns, it is Ruger’s practice to include a locking device with all new firearms we ship to licensees, including long guns.

14 “Proprietary information” is essentially anything that a company views as confidential and which gives the company a competitive advantage. As discussed in the article, Trade Secrets: What Your Company Needs to Know (Hornick 2004), proprietary information is much broader than a trade secret and information may be “proprietary” even if it is not protectable as a form of intellectual property. (Hornick, John. 2004. “Trade Secrets: What Your Company Needs to Know.” Finnegan.com. July/August 2004. finnegan.com/en/insights/trade-secrets-what-your-company-needs-to-know-1.html.) Notably, products under development or considered for development fall squarely within the definition of “Trade Secret” in the Protection of Trade Secrets Act (18 U.S.C. § 1839). Thus, any request that we disclose current or anticipated research and development efforts is clearly “proprietary” and falls outside the scope of this report.

15 NSSF homepage. Accessed January 4, 2019. nssf.org.

16 Many NSSF members are very small and have limited resources. Collectively, however, the members – through the organization - have made significant gains consistent with the NSSF’s mission to “promote, protect and preserve hunting and the shooting sports.” Some are quick to dismiss NSSF initiatives simply because they are tied to the industry trade organization. We caution against such quick judgments and encourage readers to carefully examine the NSSF initiatives and results, which speak for themselves.

17 Generally speaking, a “straw purchase” is a criminal act in which a firearm is acquired from a licensee by one person on behalf of another.

18 NSSF Safety page. Accessed January 4, 2019. nssf.org/safety.

19 NSSF Website. Project Childsafe. Accessed January 4, 2019. nssf.org/safety/project-childsafe/.

20 NSSF Website. Project Childsafe: A Firearms Safety Program of the National Shooting Sports Foundation 2017 Annual Review. Accessed January 4, 2019. projectchildsafe.org/sites/default/files/Project%20ChildSafe%202017%20Annual%20Review.pdf.

21 The NICS database was mandated by the Brady Handgun Violence Prevention Act of 1993 and launched by the FBI in 1998. It is the database used by Federal Firearms Licensees (FFLs) to determine whether a prospective buyer has a criminal record or is otherwise ineligible to purchase a firearm. (FBI Website. National Instant Criminal Background Check System (NICS). Accessed January 4, 2019. fbi.gov/services/cijs/nics.)

22 NSSF Fast Facts. NSSF’s FixNICS Campaign. Accessed January 4, 2019. fixnics.org/files/FixNICS_federal.pdf.

23 Among other things, the Fix NICS Act uses a series of incentives and penalties to ensure that states and federal agencies load disqualifying records into the NICS database (34 U.S.C.A. § 40917).

24 Don’t Lie for the Other Guy. A National Campaign to Prevent the Illegal “Straw Purchase” of Firearms. Accessed January 4, 2019. dontlie.org/quotes.cfm.

25 NSSF News. NSSF, ATF Jointly Launch Operation Secure Store. Accessed January 4, 2019 at nssf.org/nssf-atf-jointly-launch-operation-secure-store/.

26 American Foundation for Suicide Prevention. AFSP and NSSF: Tremendous Potential to Save Lives. Accessed January 4, 2019. afsp.org/afsp-nssf-tremendous- potential-save-lives/.

27 Crafton, R. Eliot, Jane G. Gravelle, William J. Krouse. 2018. “Guns, Excise Taxes, Wildlife Restoration and the National Firearms Act.” Congressional Research Service, March 5, 2018: fas.org/sgp/crs/misc/R45123.pdf.

28 In addition to the millions of dollars contributed to hunter safety education, the excise tax paid by the firearm and ammunition industry has contributed over $7 billion to the states for wildlife conservation efforts. These funds have been critical to the restoration of many species of wildlife, including specifically bald eagles, peregrine falcons, songbirds, and other species.

29 Fish and Wildlife Service. FY 2013 Budget Justification. Pittman-Robertson Wildlife Restoration. Accessed January 4, 2019. fws.gov/budget/2013/PDF%20Files%20FY%202013%20Greenbook/24.%20Wildlife%20Restoration.pdf.

30 Laura Krausa, an investor in Sturm, Ruger through the nonprofit Catholic Health Initiatives, which also was a proponent of the shareholder proposal giving rise to this report, recently asserted that the Company should use its recently acquired line of credit to fund “smart gun” research. (Mosendz, Polly and Hannah Levitt. 2018. “Wells Fargo, the NRA’s Bank, Doubles Down on Gun Industry.” Bloomberg, October 5, 2018. bloomberg.com/news/articles/2018-10-05/unswayed-by- nuns-wells-fargo-hands-gunmaker-new-line-of-credit.) This is but one example of the proponents’ many references to “smart guns” following passage of their proposal.

31 Greene, Mark. 2013. “A Review of Gun Safety Technologies.” National Institute of Justice Research Report, June 2013: 7.

32 For example, under New Jersey law, three years after a “personalized handgun” has been delivered to a registered or licensed wholesale or retail dealer in New Jersey or any other state, firearms dealers would generally be prohibited from selling or transferring any handgun unless it is a “personalized handgun.” N.J. Stat. Ann. § 2C:58-2.5. A “personalized handgun” in this context is defined as “…a handgun which incorporates within its design, and as part of its original manufacture, technology which automatically limits its operational use and which cannot be readily deactivated, so that it may only be fired by an authorized or recognized user.” N.J.S.2C:39-1. Notably, the New Jersey Attorney General is required to produce a periodic report regarding the availability of personalized handguns and, to date, has concluded that no such handgun is currently available.

33 A report to the President from the DOD, DOJ and DHS provides, in relevant part, “…the next step is more challenging. Manufacturers must now find ways to effectively integrate this technology into firearms without compromising the core functions of the device. Gun owners—whether law enforcement officers, hunters, or homeowners seeking to protect their property—expect their firearms to work seamlessly, under all conditions, without concern for technical malfunction. To make “smart” gun technology saleable to a wide range of consumers, manufacturers must ensure that these firearms operate properly in the high-stress situations when firearms are needed most.” Departments of Justice, Homeland Security, and Defense. “Report to the President Outlining a Strategy to Expedite Deployment of Gun Safety Technology.” April 2016: 1.

34 “The 2013 NIJ report noted that DOJ has issued at least $12.6 million in grants to support this technology over the previous two decades. Most of the funding—approximately $11.1 million—was provided by NIJ itself, as part of a broader effort to spur research and standards development for technologies that would benefit law enforcement operations, including advancements in firearms, body armor, and communications devices. An additional $1.5 million in funding was provided by the Bureau of Justice Assistance (BJA), housed within DOJ’s Office of Justice Programs.” Departments of Justice, Homeland Security, and Defense. “Report to the President Outlining a Strategy to Expedite Deployment of Gun Safety Technology.” April 2016: 1.

35 In their supporting statement, the proponents of the shareholder proposal giving rise to this report claim, “[w]hile efforts to bring smart guns to the U.S. have been unsuccessful to date, the technology exists[.]” Sturm, Ruger & Company, Inc. 2018 Proxy Statement, p. 23. (https://www.ruger.com/corporate/PDF/Proxy- 2018.pdf).

36 As the joint report from the DOD, DOJ, and DHS explained, “[i]t is clear, however, that additional work is required before this technology—both user- authorization and electronic-recovery technology—is ready for widespread adoption by law enforcement agencies.” Departments of Justice, Homeland Security, and Defense. “Report to the President Outlining a Strategy to Expedite Deployment of Gun Safety Technology.” April 2016: 11.

37 For example, the Armatix iP1 pistol utilizes RFID technology in an attempt to authenticate a user prior to the pistol being able to fire. This pistol, however, is prone to both complex hacking and simple overrides of its user-authentication technology. See Larson, Selena. 2018. "Hacker cracks smart gun security to shoot it without approval." CNN Business, July 27, 2018. https://money.cnn.com/2017/07/27/technology/hack-smart-gun/index.html.

38 The report to the President also provides, “[t]he types of firearms most commonly used by law enforcement and the broader American public, whether rifles, revolvers, or semi-automatic pistols, are relatively straightforward mechanical devices, and manufacturers have faced significant engineering challenges as they seek to seamlessly integrate electronics into firearms’ operations.” Departments of Justice, Homeland Security, and Defense. “Report to the President Outlining a Strategy to Expedite Deployment of Gun Safety Technology.” April 2016: 5.

39 “Developing a [user-authorized handgun] for law enforcement poses serious engineering challenges: the need for a very low false-rejection rate and the need for the firearm to function in inclement environmental conditions, high-stress situations, in the presence of dirt, and with users who might wear gloves. In terms of the likelihood of successful development, both the skin-spectroscopy and handgrip-pressure technologies under development are unproven, high-risk technologies. RFID sensing appears to be a relatively low-risk technology, in the sense that it has an extensive and well documented track record in other applications. But, like biometric sensors, it would require miniaturized components in the gun, which is not a trivial undertaking.” National Academy of Engineering. 2005. Technological Options for User-Authorized Handguns: A Technology-Readiness Assessment, p. 6. Washington, DC: The National Academies Press. doi.org/10.17226/11394.

40 For example, a typical centerfire handgun can experience accelerations of 950 times the force of gravity during the firing sequence. D. R. Weiss, D. J. Brandt, and K. D. Tweet, Smart Gun Technology Requirements Preliminary Report. SAND95-1038, Sandia National Laboratories, 1995: 54. These forces are present each time the handgun is fired, meaning that a handgun could experience this force thousands, or tens of thousands, of times over the life of the firearm.

41 Underlying concerns about reliability and durability of firearms utilizing user authentication technology can be expressed in many ways, but are generally observed as skepticism of the technology due to a fear that it may cause the firearm to malfunction. Batteries and electronic components invariably and inevitably fail. Firearms owners fear that integration of this technology will result in failures at the worst possible time. It is completely understandable that a hypothetical life-or-death scenario involving the use of a firearm in a defensive situation triggers these legitimate and visceral concerns.

42 “In the rare cases when the technology does fail, officers should have some way of operating the firearm when confronted with an adversary.” Departments of Justice, Homeland Security, and Defense. “Report to the President Outlining a Strategy to Expedite Deployment of Gun Safety Technology.” April 2016: 14.

43 For example, the Armatix iP1 “personalized” pistol allows the user to enter a code into the proximity device, a wristwatch in this instance. Once the code is entered, the pistol is operable within 10 inches of the watch for a period of four to eight hours. During that time, anyone with access to the pistol and the watch could use the firearm. As noted by the New Jersey Attorney General, “there is nothing in the technology which automatically limits [the pistol’s] operational use so that it may only be fired by an authorized or recognized user (so long as the pistol is within a 10-inch proximity to the wristwatch component). Attorney General’s Report to the Governor and the Legislature as to the Availability of Personalized Handguns for Retail Sales Purposes, pursuant to N.J.S. 2C:58-2.3, November 2014. Accessed January 4, 2019. njleg.state.nj.us/opi/Reports_to_the_Legislature/attorney_general_personalized_handgun_retail_report_Nov_2014.pdf.

44 See, e.g., Departments of Justice, Homeland Security, and Defense. “Report to the President Outlining a Strategy to Expedite Deployment of Gun Safety Technology.” April 2016:5-6 (Summarizing failed and abandoned “smart gun” research funded by the NIJ).

45 For example, the New Jersey Attorney General concluded that the proximity device arrangement used by Armatix did not satisfy the definition of a “personalized handgun,” stating, “[a]fter careful consideration of the iP1’s design, we have determined that it does not satisfy the statutory definition because, as a matter of design, the pistol may be fired by a person who is not an authorized or recognized user. . . to conclude, we are not aware at this time of any other handgun that meets the definition of personalized handgun that is available for retail sales purposes.” Attorney General’s Report to the Governor and the Legislature as to the Availability of Personalized Handguns for Retail Sales Purposes, pursuant to N.J.S. 2C:58-2.3, November 2014. Accessed January 4, 2019. njleg.state.nj.us/opi/Reports_to_the_Legislature/attorney_general_personalized_handgun_retail_report_Nov_2014.pdf.

46 Due to the design faults associated with the various methods of user authentication, the National Academy of Engineering concluded that biometrics are too uncertain to use in firearms, and that the technology best suited for this task would involve a mechanical or electronic gun interfaced with an RFID tag inserted under the skin. “If efforts to create a [User Authorized Hand Gun (“UAHG”)] were to be started over using present developments as the baseline, the committee believes that the shortest path to introduction of a commercial UAHG would involve development of a mechanical or electronic gun interfaced with an RFID tag inserted under the skin. Biometric technologies simply have too much uncertainty.” National Academy of Engineering. 2005. Technological Options for User- Authorized Handguns: A Technology-Readiness Assessment, p. 45. Washington, DC: The National Academies Press. doi.org/10.17226/11394. Outside of the valid privacy concerns this would arouse, the idea of requiring minor surgery or an RFID injected under the consumer’s skin prior to use of a firearm would be an obstacle, to say the least.

47 As explained in the paper Priorities for Research to Reduce the Threat of Firearm-Related Violence “There are active measures (requiring an overt action by the consumer, such as gun locks, gun safeties, and trigger locks) that responsible gun owners can use to reduce unauthorized access to firearms and help reduce firearms-related deaths.” Institute of Medicine and National Research Council. 2013. Priorities for Research to Reduce the Threat of Firearm-Related Violence, p. 59. Washington, DC: The National Academies Press. doi.org/10.17226/18319. See also Departments of Justice, Homeland Security, and Defense. “Report to the President Outlining a Strategy to Expedite Deployment of Gun Safety Technology.” April 2016: 4 (“Needless to say, user-authorization technology will not necessarily eliminate all unauthorized use of firearms, nor is this technology the only solution to accidental and improper firearm use.”)

48 Our view is supported by the 2016 DOJ, DOD and DHS report to the President. The report identifies several potential issues that “smart guns” must address prior to adoption, including reliability, durability and cost, among others. Departments of Justice, Homeland Security, and Defense. “Report to the President Outlining a Strategy to Expedite Deployment of Gun Safety Technology.” April 2016: 14-16. While the report focused on adoption by law enforcement, there is no reason to believe that consumers at retail would accept firearms that are less robust, less reliable, or more costly than those produced for law enforcement use.

49 We are aware that proponents of the shareholder proposal giving rise to this report rely upon a survey to claim that “60% of Americans would be willing to buy a ‘smart gun’ when considering a purchase.” However, the question actually asked in the survey was, “[i]f you were to purchase a new handgun, how willing would you be to purchase a childproof gun that fires only for authorized users?” (Emphasis added). Julia A. Wolfson, Stephen P. Teret, Shannon Frattaroli, Matthew Miller, Deborah Azrael, “The US Public’s Preference for Safer Guns,” American Journal of Public Health 106, no. 3 (March 1, 2016): pp. 411-413. Clearly, this is a very different question than the proposition for which it is cited; referencing “childproof” without any description of the technology involved or pitfalls associated with it (reliability, durability and cost) is tantamount to “stacking the deck.”

50 McKeon & Associates. 2013. “National Smart Gun Survey,” nssf.org/share/pdf/national_smart_gun_final_stats.pdf.

51 Id. Page 2.

52 Greene, Mark. 2013. “A Review of Gun Safety Technologies.” National Institute of Justice Research Report, June 2013: 42.

53 See McKeon & Associates. 2013. “National Smart Gun Survey,” nssf.org/share/pdf/national_smart_gun_final_stats.pdf.

54 See National Academy of Engineering. 2005. Technological Options for User-Authorized Handguns: A Technology-Readiness Assessment, p. 7. Washington, DC: The National Academies Press. doi.org/10.17226/11394. (“The committee estimates that total costs to bring a single implementation of a UAHG to market could easily reach several times to as much as 10 times what each developer has spent to date, or on the order of $30 million….”).

55 The proponents of the shareholder proposal giving rise to this report, both in their supporting statement and a series of subsequent pronouncements, have repeatedly asserted that there is a viable market for UAFs and firearms manufacturers should develop and produce them. The proponents rely heavily upon the American Journal of Public Health study which, again, does not support the proposition that consumers will purchase UAFs, assuming the technical challenges could be addressed adequately. Significantly, it does not appear that the proponents have any experience in the firearms industry whatsoever, so shareholders should carefully examine the proponents’ efforts to substitute their judgment for the Board and Company management team, which collectively have hundreds of years of relevant experience.

56 For example, Armatix GmbH advertises its iP1 “personalized” pistol with RFID-enabled watch for $1,798. armatixusa.com/products/ip1-personalized/. This .22 caliber, semiautomatic pistol utilizes a 10-round magazine and, with the exception of the “personalized” features, is comparable to our SR22® pistol with an MSRP starting at $439.

57 National Academy of Engineering. 2005. Technological Options for User-Authorized Handguns: A Technology-Readiness Assessment, p. 44. Washington, DC: The National Academies Press. doi.org/10.17226/11394.

58 As a practical matter, the Company learns of “violent events” in the same way as most Americans – on the news – so our ability to “monitor” those events is no better or worse than the average American’s. If we were to interpret the proposal literally, there would be little more to say.

59 On occasion, we work with a distributor to manufacture a short, special run of firearms for a particular retailer. The firearms are still sold to the distributor, but in that limited instance, we would know the identity of the retailer purchasing them, though we would have no disposition information beyond that. These special runs are small and comprise a tiny fraction of the firearms we manufacture.

60 Pursuant to 18 U.S.C. § 922(g), it is unlawful for certain categories of persons to ship, transport, receive, or possess firearms or ammunition, including any person: (1) convicted in any court of a crime punishable by imprisonment for a term exceeding one year; (2) who is a fugitive from justice; (3) who is an unlawful user of or addicted to any controlled substance (as defined in section 102 of the Controlled Substances Act, codified at 21 U.S.C. § 802); (4) who has been adjudicated as a mental defective or has been committed to any mental institution; (5) who is an illegal alien; (6) who has been discharged from the Armed Forces under dishonorable conditions; (7) who has renounced his or her United States citizenship; (8) who is subject to a court order restraining the person from harassing, stalking, or threatening an intimate partner or child of the intimate partner; or (9) who has been convicted of a misdemeanor crime of domestic violence. Additionally, 18 U.S.C. § 992(n) makes it unlawful for any person under indictment for a crime punishable by imprisonment for a term exceeding one year to ship, transport, or receive firearms or ammunition, and 18 U.S.C. § 922(d) makes it unlawful to sell or otherwise dispose of firearms or ammunition to any person who is prohibited from shipping, transporting, receiving, or possessing firearms or ammunition. Furthermore, several states have codified additional, more restrictive categories of persons prohibited from possessing firearms and/or ammunition.

61 In some instances, we may ship a firearm directly to a retailer. For example, if Customer Service offers a replacement firearm to a consumer, we typically would ship the firearm to a FFL retailer for transfer to the consumer. In that instance, only two federally regulated transactions would be required.

62 Firearms tracing is the systematic tracking of the movement of a firearms recovered by law enforcement officials from its first sale by the manufacturer or importer through the distribution chain (wholesaler/retailer) to the first retail purchaser.” ATF Website. National Tracing Center. Accessed January 4, 2019. atf.gov/firearms/national-tracing-center.

63 ATF Website. Fact Sheet - National Tracing Center. Accessed January 4, 2019. atf.gov/resource-center/fact-sheet/fact-sheet-national-tracing-center.

64 See “Firearms Tracing Guide: Tracing Firearms to Reduce Violent Crime” (ATF Publication 3312.13), Bureau of Alcohol, Tobacco, Firearms and Explosives, p. i (November 2011). permanent.access.gpo.gov/gpo33870/atf-p-3312-13.pdf. (“Firearms tracing is the single most important strategy in determining the source of crime guns, linking suspects to firearms in criminal investigations, and developing strategies to address firearms-related violence.”)

65 ATF Website. National Tracing Center. Accessed January 4, 2019. atf.gov/firearms/national-tracing-center.

66 Older Company records are not in an electronic format, or not in the correct electronic format, and therefore cannot be loaded into the A2K server. When a traced serial number is not found in A2K, it is deemed “non-responsive” and a “re-check” is performed upon request.

67 The requirement to retain records began in 1968, however, we maintain records that pre-date 1968 and use them to respond to requests from ATF and law enforcement.

68 See 18 U.S.C, § 923, Pub. L. No. 113-6, § 514, NOTE: Firearm Traces (2013). (Congress determined that ATF published trace data without adequate disclosures regarding the data’s limitations. As a result, ATF must make clear that trace data cannot be used to draw broad conclusions about firearms-related crime.)

69 ATF Newsletter Responding to Brady Campaign Allegations (2003). See also ATF Commerce in Firearms in the United States, Department of the Treasury, p. 2 (February 2000). (Stating, “[a]s a result of increased crime gun tracing, ATF has identified a series of trafficking indicators that signal whether an FFL or retail purchaser should be investigated for trafficking. These indicators include multiple crime gun traces, sometimes associated with multiple purchases, short time- to-crime traces where the gun is used in a crime within three years after its retail sale, incomplete trace results due to an unresponsive FFL, and reports of lost or stolen guns, among others.”)

70 See atf.gov/resource-center/firearms-trace-data-2017 (Explaining that, “[f]irearms are normally traced to the first retail seller, and sources reported for firearms traced do not necessarily represent the sources or methods by which firearms in general are acquired for use in crime.”)

71 “‘Time-to-crime’ refers to the period of time (measured in days) between the first retail sale of a firearm and a law enforcement recovery of that firearm during use, or suspected use, in a crime.” “Firearms Tracing Guide: Tracing Firearms to Reduce Violent Crime” (ATF Publication 3312.13), Bureau of Alcohol, Tobacco, Firearms and Explosives, Page 6 (November 2011). permanent.access.gpo.gov/gpo33870/atf-p-3312-13.pdf.

72 “Firearms Recovered and Traced in the United States and Territories: Time-to-Crime January 1, 2017 - December 31, 2017,” Bureau of Alcohol, Tobacco, Firearms and Explosives. atf.gov/docs/undefined/timetocrimebystatecy20170xlsx/download.

73 “ATF emphasizes that the appearance of a Federal firearms licensee (FFL) or a first unlicensed purchaser of record in association with a crime gun or in association with multiple crime guns in no way suggests that either the FFL or the first purchaser has committed criminal acts. Rather, such information may provide a starting point for further and more detailed investigation.” ATF Youth Crime Gun Interdiction Initiative: Performance Report, February 1999. Accessed January 4, 2019. https://www.atf.gov/file/5601/download.

74 The Company’s cooperation with ATF and law enforcement extends beyond responding to trace requests. We routinely provide tours at all three of our production facilities to law enforcement personnel, including ATF agents, firearms and tool mark examiners, and crime lab experts. These tours provide law enforcement with information about our manufacturing processes, which enables them to better conduct investigations. For example, tours for the Association of Firearm and Tool Mark Examiners allow these professionals to understand our manufacturing processes and the tool marks that are created as a result. We also assist law enforcement by responding to inquiries regarding how firearms operate, date and location of manufacture, and other information helpful to them when conducting criminal investigations. Occasionally, we are issued a subpoena and are called upon to testify in a criminal trial.

75 We recognize that some retailers may inadvertently violate the law and that a very few may do so intentionally. This, however, is a matter for law enforcement and best addressed by those with police powers.

76 See Hamilton v. Beretta U.S.A. Corp., 96 N.Y.2d 222, 238–40, opinion after certified question answered, 264 F.3d 21 (2d Cir. 2001)(“Plaintiffs' experts explained that a crime gun trace is the means by which the BATF reconstructs the distribution history of a gun used in a crime or recovered by the police. While manufacturers may be generally aware of traces for which they are contacted, they are not told the purpose of the trace, nor are they informed of the results. The BATF does not disclose any subsequently acquired retailer or purchaser information to the manufacturer. Moreover, manufacturers are not in a position to acquire such information on their own. Indeed, plaintiffs' law enforcement experts agreed that manufacturers should not make any attempt to investigate illegal gun trafficking on their own since such attempts could disrupt pending criminal investigations and endanger the lives of undercover officers.”)

77 The Charter of the Risk Oversight Committee is available on the Company’s website at Ruger.com/corporate/documents.

78 It is important to recognize that responsibilities for certain risks may be delegated to other committees of the Board, in which case the Risk Oversight Committee may rely upon the activities of the other committees to adequately assess and address the delegated risks. For example, the Audit Committee assists the Board in fulfilling certain risk oversight responsibilities in areas such as financial reporting and internal controls. The Audit Committee meets at least quarterly, typically just before a regularly scheduled Board meeting, and then reports to the full Board. Other committees have similar responsibilities as they relate to the duties outlined in their particular committee charter.

79 Since 2010, ATF has conducted two inspections each at our Newport, New Hampshire and Prescott, Arizona facilities. Our Mayodan, North Carolina facility, which was opened in 2013, has had one inspection.

80 Over the years, a variety of news outlets and commentators have vastly overstated the limited protections afforded by the PLCAA. For example, Hillary Clinton claimed that firearms manufacturers are “the only business in America that is totally free of liability for their behavior.” See NPR.org (Oct. 6, 2015) Fact Check: Are Gun-Makers ‘totally Free Of Liability for Their Behavior’? (Concluding that “Clinton is wrong” as the PLCAA “allows for specific cases in which dealers and manufacturers can be held responsible.”) Thus, the PLCAA does not provide “blanket immunity” for the firearms industry. Rather, it codifies the common law principle that a manufacturer cannot be held liable for the criminal misuse of its products. Firearms manufacturers can still be held liable under traditional product liability theories. See 15 U.S.C. § 7903(5)(A)(v) (providing that an action based on defects in manufacture or design is not precluded by the PLCAA). Similarly, retailers who knowingly violate regulations governing the sale of firearms are not protected. See 15 U.S.C. § 7903(5)(A)(iii) (providing that an action in which a manufacturer violated state or federal law applicable to the sale or marketing of the product is not precluded by the PLCAA). See Chu, Vivian. 2012. “The Protection of Lawful Commerce in Arms Act: An Overview of Limiting Tort Liability of Gun Manufacturers.” Congressional Research Service, December 20, 2012: fas.org/sgp/crs/misc/R42871.pdf.

81 See e.g. Okla. Stat. Ann. tit. 76, § 52.1 (Providing that “[n]o firearm manufacturer, distributor, or seller who lawfully manufactures, distributes, or sells a firearm is liable to any person or entity, or to the estate, successors, or survivors of either, for any injury suffered, including wrongful death and property damage, because of use of such firearm by another.”)

82 Sturm, Ruger & Company, Inc. 2017 Form 10-K. (ruger.com/corporate/PDF/10K-2017.pdf) (“If the PLCAA is repealed or efforts to circumvent it are successful and lawsuits similar to those filed by cities and agenda-driven individuals in the 1990s and early 2000s are allowed to proceed, it could have a material adverse impact on the Company.”)

83 Statistics and data purporting to calculate incidents of “gun violence” abound, but real questions exist regarding the accuracy of the data. For example, despite widespread media references to the contrary, the FBI’s Uniform Crime Report for 2017 (released September 2018) shows that there was a 3.3% decrease in the national crime rate. Homicides overall declined in 2017, with firearm-related homicide rates dropping slightly more than total homicide rates. Preliminary data for 2018 also shows a decline in violent crime rates. The preliminary data from the report “Crime and Murder in 2018: A Preliminary Analysis,” shows that crime in 2018 appears to be dropping back to the historical downward trend. This comes after slight increases in the murder rate during 2015 and 2016, which suggests these two years were outliers in an overall larger decline in crime nationwide. Crime Data: No Support for Modern Sporting Rifle Ban, Larry Keane, NSSF, September 24, 2018. nssf.org/crime-data-no-support-modern-sporting-rifle-ban/.

84 Sturm, Ruger & Company, Inc. 2017 Form 10-K, pp. 10-11. (ruger.com/corporate/PDF/10K-2017.pdf) (Explaining that “[c]hanges in government policies and firearms legislation could adversely affect the Company’s financial results.”)

85 The Company is not obligated to list every conceivable cause of a particular risk, nor is the Company obligated to disclose risks that are obvious. As discussed, demand can be affected by a wide variety of factors. Rather than try to list every possible combination and permutation of events that might result in a drop in demand, the Company discloses more generally that our financial results could be adversely affected by a decrease in demand so as not to mislead investors into thinking that the factors cited are an exhaustive list.

86 ruger.com/corporate/PDF/8K-2018-03-12.pdf

87 Significantly, in a 2017 Quinnipiac poll, 52% of respondents indicated that the bigger cause of mass shootings was that it is too difficult to get mental health care in the United States, as opposed to only 37% who believed that it was because it is too easy to buy guns. Similarly, in response to the question, “When it comes to mass killings such as the shootings in Las Vegas and Texas, do you believe that stricter gun laws would help prevent them from happening, or do you believe that the people responsible would find a way around gun laws and commit these crimes anyway?” 62% of respondents indicated that these criminals would find a way around the laws. Results such as these demonstrate that stakeholders correctly hold criminals responsible for their criminal actions, and not the manufacturers of their tools. Quinnipiac University Poll, November 15, 2017. Accessed January 4, 2019. poll.qu.edu/images/polling/us/us11152017_ucp261.pdf.

88 Reputation and Its Risks, Robert G. Eccles, Scott C. Newquist and Roland Schatz, Harvard Business Review, February 2007. Accessed January 4, 2019. hbr.org/2007/02/reputation-and-its-risks.

89 Among our product offerings are several Modern Sporting Rifles, or MSRs. Gun control advocates routinely confuse MSRs with “assault weapons,” which are fully automatic rifles that have been severely restricted from civilian ownership since 1934. MSRs are lawfully owned and enjoyed by millions of Americans every day for a variety of legitimate purposes, including competition, recreation, hunting, and personal defense. We fully support the legitimate use of these firearms, and plan to continue their lawful manufacture and distribution.

90 One need look no further than Dick’s Sporting Goods, Inc. (Dick’s) to see this in practice. When Dick’s CEO Ed Stack announced in an open letter dated February 28, 2018 that the retailer was going to stop selling so-called “assault-style rifles,” it was trumpeted as a victory by gun-control advocates (See Brady Campaign & Center Applauds Dick’s Sporting Goods for Decisive Assault Weapon Action (February 28, 2018). Accessed January 4, 2019. http://www.bradycampaign.org/press-room/brady-campaign-center-applauds-dicks-sporting-goods-for-decisive-assault-weapon-action.) In a subsequent report disclosing Q2 2018 earnings, Mr. Stack cited the impact of “strategic decisions we made regarding the slow growth, low margin hunt and electronics businesses” as being responsible for more than half of the 4% decrease in year-over-year same store sales. Dick’s Sporting Goods Form 8-K (August 24, 2018). In the same report, Dick’s cited “negative reactions to our policies related to the sale of firearms and accessories” as a factor that could cause actual results to differ materially from the company’s forward-looking sales projections. Id.

91 Consumers of firearms reasonably expect that the Company supports their Second Amendment rights and will offer firearms that satisfy their lawful needs. If the Company were to unilaterally adopt measures advocated by anti-gun groups (limiting magazine capacity, discontinuing the manufacture and sale of modern sporting rifles, imposing age limits more stringent than federally required on the sale of our products, etc.) this consumer base would likely boycott the Company. This is clearly evident in the reaction that consumers had to Dick’s Sporting Goods decision to stop selling modern sporting rifles, so-called high-capacity magazines, and firearms to customers under the age of 21. See, e.g. financial results discussed in endnote 90. Clearly, this would run counter to our fiduciary duty to shareholders.